Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

Somerset, N.J. – February 13, 2009 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the second fiscal quarter ended December 31, 2008. Catalent recognized net revenue of $394.5 million and a loss from continuing operations of $96.2 million for the quarter then ended. For the six months ended December 31, 2008, we recorded net revenue of $811.6 million and a loss from continuing operations of $74.4 million. Operating loss from continuing operations and adjusted EBITDA as detailed in the attached schedules for the twelve months ended December 31, 2008, were ($459.0) million and $320.1 million, respectively. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s interim President and Chief Executive Officer, George Fotiades, said, “I am encouraged by the progress we have made in this challenging environment. We recently received FDA approval of our new Zydis® manufacturing line in the U.S., which complements existing and new capacity in the United Kingdom. Our softgel business, specifically for certain pharmaceutical products, has exceeded our expectations year to date. Also, our European Packaging Services facilities are holding steady with prior year performance. We have partially offset shortfalls in North American Packaging Services performance and suboptimal cost absorption in Oral Technologies with meaningful fixed cost reductions throughout the organization.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “We have focused on minimizing our controllable expenditures and the results are evident. SG&A expense was down 9% versus prior year quarter on a constant currency basis, capital spending is being managed prudently and we have maintained our focus on working capital efficiency. In addition, liquidity continues to remain sound.”

Results of Operations – Second Fiscal Quarter Ended December 31, 2008

Net revenue for the fiscal quarter ended December 31, 2008 was $394.5 million, a decrease of $66.4 million, or 14%, compared to $460.9 million for the same period of fiscal year 2008. The stronger U.S. dollar unfavorably impacted our revenue by approximately 7%, or $33.7 million. Excluding the impact of foreign exchange rates, net revenue decreased by $32.7 million, or 7%, largely due to lower North American volumes in printed components and commercial packaging within our Packaging Services segment. Excluding the impact of foreign exchange translation, revenue in our Packaging Services segment declined by $16.8 million, or 12%, relative to the same period of fiscal year 2008. Oral Technologies’ revenue decline of $13.4 million, or 5%, excluding foreign exchange, was primarily due to suboptimal capacity utilization in a manufacturing facility and lower demand for certain consumer health products. Revenue from the Sterile Technologies segment declined by 2.2%, excluding foreign exchange rate impact, driven primarily by lower demand for analytical science services during the quarter.

Gross margin of $100.2 million decreased by 11%, or $12.0 million, compared to the same period of fiscal year 2008, which included a non-recurring, non-cash inventory write-down of approximately $10.0 million at one of our Oral Technologies facilities. Excluding this non-recurring item and the impact of foreign exchange translation of approximately 6%, gross margin decreased by $15 million. This reduction was driven by reduced leverage of fixed costs resulting from the aforementioned lower revenue within Packaging Services and Oral Technologies segments.

Selling, general and administrative expenses (“SG&A”) of $71.5 million in the second quarter of fiscal 2009 decreased by approximately 15%, or $12.4 million, compared to the same period of fiscal year 2008. The stronger U.S. dollar decreased our SG&A expenses by approximately 5% compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A decreased approximately 9%, or $7.8 million, as compared to the same period in the prior year as a result of broad-based expense reductions, including headcount reductions, enacted during this fiscal year.

EBITDA loss from continuing operations for the quarter ended December 31, 2008, of $1.6 million increased $27.2 million from the prior period largely due to a $26.5 million increase in foreign exchange translation losses. The majority of foreign exchange gains and losses recorded in the current quarter and prior year quarter were unrealized, non-cash, and pertain to intercompany debt. Within our operating segments, excluding the impact of foreign exchange translation, Packaging Services EBITDA declined $10.1 million, or 51%, due primarily to lower North American volumes in printed components and commercial packaging. EBITDA in our Sterile Technologies segment declined $2.7 million, or 31%, compared to the same period of the prior fiscal year due primarily to lower demand for analytical science services. These declines were partially offset by increased EBITDA in Oral Technologies, which grew $3.2 million, or 6%, primarily due to the one-time, non-cash inventory write-down of approximately $10.0 million taken in the second quarter of the prior year, offset in the current period by suboptimal capacity utilization in a manufacturing facility and lower demand for certain consumer health products.

Adjusted EBITDA of $320.1 million for the twelve months ended December 31, 2008, decreased $20.4 million compared with the twelve month period ended September 30, 2008, primarily due to segment operating performance as described above.

Results of Operations – Six Months Ended December 31, 2008

Net revenue for the six months ended December 31, 2008 of $811.6 million decreased 9.4%, or $84.4 million, compared to the same period in fiscal 2008. The strengthening U.S. dollar negatively impacted our revenue growth by approximately 3%, or $23.9 million. Excluding the impact of foreign exchange rates, net revenue decreased by $60.5 million, or approximately 7%, primarily due to lower demand within our North American packaging and printing facilities in our Packaging Services segment, as well as to suboptimal capacity utilization in a manufacturing facility, and lower demand for certain consumer health products in our Oral Technologies segment during the first six months of fiscal 2009.

Gross margin of $195.9 million for the six months ended December 31, 2008, decreased by 10%, or $22.3 million, compared to the same period a year ago, which included a non-recurring, non-cash inventory write-down of approximately $10.0 million at one of our Oral Technologies facilities. Excluding this non-recurring prior year item and the impact of foreign exchange translation of approximately 2%, gross margin declined by $27.5 million. This reduction was driven by the revenue shortfalls within Packaging Services and Oral Technologies as described above.

SG&A expenses of $149.7 million for the six months ended December 31, 2008, decreased by approximately 5%, or $8.2 million, compared to the same period for fiscal 2008. The stronger U.S. dollar decreased our SG&A expenses by approximately 2%. The first quarter of fiscal 2009 included $3.2 million of one-time costs for severance and transition costs related to the departure of our former Chief Executive Officer. Excluding the impact of foreign exchange rates and one-time items, SG&A expenses decreased by $8.6 million compared to the same period in the prior year, attributable principally to expense reduction initiatives undertaken in the current fiscal year.

EBITDA from continuing operations for the six months ended December 31, 2008, was $99.4 million, an increase of $54.4 million compared to the same period for 2007. EBITDA was favorably impacted by a $69.8 million reduction in foreign exchange losses as compared to the same period of fiscal 2008. In addition, foreign exchange translation unfavorably impacted EBITDA by approximately $4.0 million within our operating segments. Excluding the impact of foreign exchange translation, Sterile Technologies segment EBITDA was flat as compared to prior year as a strong flu campaign in our pre-filled syringe facility was offset by lower demand for analytical science services in North America. EBITDA in the Oral Technologies segment decreased by 5%, or $5.3 million, compared to the same period a year ago, which included the non-recurring inventory write-down of approximately $10.0 million as discussed above. Excluding this non-recurring item, Oral Technologies’ EBITDA decreased by approximately $15.3 million, primarily related to the capacity utilization-induced and consumer health revenue declines discussed above. EBITDA in the Packaging Services segment decreased by $23.7 million, or 59%, primarily due to lower demand across North American packaging and printing facilities.

Basis of Presentation

The unaudited condensed financial statements as of and for the fiscal quarter and six months ended December 31, 2008, and December 31, 2007, present the consolidated financial position, results of operations and cash flows of Catalent, including adjustments, allocations and related party transactions, and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

Non-GAAP Financial Matters

In addition to disclosing financial results that are determined in accordance with GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings before interest, taxes, depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant, and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net earnings (loss). Included in this release is a reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call / Webcast

The Company has scheduled a webcast on February 13, 2009, beginning at 10:00 a.m. (EST) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,500 people at more than 30 facilities worldwide and generates approximately $1.8 billion in annual revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Condensed Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended December 31, 2008	Quarter Ended December 31, 2007	Increase / (Decrease)
			$	%
Net revenue	394.5	460.9	(66.4)	-14.4%
Cost of products sold	294.3	348.7	(54.4)	-15.6%

Gross margin	100.2	112.2	(12.0)	-10.7%
Selling, general and administrative expenses	71.5	83.9	(12.4)	-14.8%
Impairment charges and (gain)/loss on sale of assets	(0.2)	(0.3)	0.1	N.M.
Restructuring and other special items	2.0	9.0	(7.0)	-77.8%

Operating earnings	26.9	19.6	7.3	37.2%
Interest expense, net	49.9	52.0	(2.1)	-4.0%
Other expense, net	66.4	34.1	32.3	94.7%

Loss from continuing operations before income taxes and minority interest	(89.4)	(66.5)	(22.9)	34.4%
Income tax expense/(benefit)	6.9	(27.6)	34.5	N.M.
Minority interest income, net of tax	(0.1)	0.6	(0.7)	N.M.

Loss from continuing operations	(96.2)	(39.5)	(56.7)	N.M.
Loss from discontinued operations, net of tax	(6.3)	(5.8)	(0.5)	8.6%

Net loss	(102.5)	(45.3)	(57.2)	N.M.

N.M.—percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended December 31, 2008	Quarter Ended December 31, 2007	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	221.6	256.9	(35.3)	-13.7%
Segment EBITDA	50.5	50.5	—	0.0%

Sterile Technologies
Net revenue	67.6	72.5	(4.9)	-6.8%
Segment EBITDA	5.8	8.7	(2.9)	-33.3%

Packaging Services
Net revenue	117.9	143.7	(25.8)	-18.0%
Segment EBITDA	7.9	19.7	(11.8)	-59.9%

Inter-segment revenue elimination	(12.6)	(12.2)	(0.4)	3.3%

Unallocated Costs	(65.8)	(53.3)	(12.5)	23.5%

Combined Total
Net revenue	394.5	460.9	(66.4)	-14.4%
EBITDA	(1.6)	25.6	(27.2)	N.M.

N.M.—percentage not meaningful.

Catalent Pharma Solutions

Condensed Statements of Earnings

(unaudited, $ in millions)

	Six Months Ended December 31, 2008	Six Months Ended December 31, 2007	Increase / (Decrease)
			$	%
Net revenue	811.6	896.0	(84.4)	-9.4%
Cost of products sold	615.7	677.8	(62.1)	-9.2%

Gross margin	195.9	218.2	(22.3)	-10.2%
Selling, general and administrative expenses	149.7	157.9	(8.2)	-5.2%
Impairment charges and (gain)/loss on sale of assets	(0.1)	0.1	(0.2)	N.M.
Restructuring and other special items	4.6	13.3	(8.7)	-65.4%

Operating earnings	41.7	46.9	(5.2)	-11.1%
Interest expense, net	98.2	101.3	(3.1)	-3.1%
Other expense, net	20.2	82.1	(61.9)	-75.4%

Loss from continuing operations before income taxes and minority interest	(76.7)	(136.5)	59.8	-43.8%
Income tax expense/(benefit)	(0.4)	(65.0)	64.6	-99.4%
Minority interest (income)/expense, net of tax	(1.9)	0.3	(2.2)	N.M.

Loss from continuing operations	(74.4)	(71.8)	(2.6)	3.6%
Loss from discontinued operations, net of tax	(9.8)	(10.1)	0.3	-3.0%

Net loss	(84.2)	(81.9)	(2.3)	2.8%

N.M.—percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Six Months Ended December 31, 2008	Six Months Ended December 31, 2007	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	458.8	492.1	(33.3)	-6.8%
Segment EBITDA	94.6	99.9	(5.3)	-5.3%

Sterile Technologies
Net revenue	142.3	140.1	2.2	1.6%
Segment EBITDA	15.0	15.2	(0.2)	-1.3%

Packaging Services
Net revenue	234.3	285.4	(51.1)	-17.9%
Segment EBITDA	15.2	40.5	(25.3)	-62.5%

Inter-segment revenue elimination	(23.8)	(21.6)	(2.2)	10.2%

Unallocated Costs	(25.4)	(110.6)	85.2	-77.0%

Combined Total
Net revenue	811.6	896.0	(84.4)	-9.4%
EBITDA	99.4	45.0	54.4	N.M.

N.M.—percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months Ended September 30, 2008	Quarter Ended December 31, 2008	Twelve Months Ended December 31, 2008
	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008
(Loss)/earnings from continuing operations (1) (2)	(39.2)	(65.7)	(318.9)	21.8	(402.0)	(96.2)	(459.0)
Interest expense, net	52.0	51.7	48.2	48.3	200.2	49.9	198.1
Income tax (benefit)/provision (2)	(27.7)	(26.4)	10.2	(7.3)	(51.2)	6.9	(16.6)
Depreciation and amortization (1)	40.7	42.0	35.8	38.2	156.7	37.8	153.8

EBITDA	25.8	1.6	(224.7)	101.0	(96.3)	(1.6)	(123.7)

Equity compensation	2.2	3.0	1.2	1.4	7.8	1.0	6.5
Impairment charges and (gain)/loss on sale of assets (1)	—	—	316.6	0.1	316.7	(0.1)	316.5
Restructuring and special items	9.0	7.4	3.0	2.6	22.0	1.9	14.9
Other non-recurring/one time items	10.4	(2.6)	(1.7)	3.5	9.6	1.1	0.3
Unrealized fx loss(gain) (included in other, net) (2)	33.9	72.1	8.6	(59.2)	55.4	63.9	85.4
Other adjustments	1.3	3.1	4.5	2.1	11.0	(0.3)	9.4
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0
Disposition adjustments	2.7	(0.1)	0.2	—	2.8	—	0.1

Subtotal (2)	87.8	87.0	110.2	54.0	339.0	68.4	319.4
Estimated cost savings					1.5		0.7

Adjusted EBITDA					340.5		320.1

(1)

During the quarter ended September 30, 2008, the Company classified North Raleigh as a discontinued operation. As a result, the periods, September 30, 2007 through June 30, 2008 were adjusted to exclude North Raleigh.

(2)

On September 8, 2008, Catalent restated its results of operations for the non-cash unrealized foreign currency losses relating to euro-denominated notes and term loan, included in other expense, net. As a result, the first three fiscal quarters of 2008 were charged in the amount of $38.8 million, $23.2 million and $59.4 million, respectively.

Catalent Pharma Solutions

Condensed Balance Sheets

(unaudited, $ in millions)

	December, 31 2008	June 30, 2008
ASSETS
Current assets:
Cash and equivalents	86.3	72.4
Trade receivables, net	237.4	307.9
Inventories, net	200.1	210.7
Prepaid expenses and other	60.3	74.3
Assets held for sale from discontinued operations	16.5	21.0

Total current assets	600.6	686.3

Property and equipment, net	843.3	938.2

Other non-current assets, including intangible assets	1,684.2	1,881.8

Total assets	3,128.1	3,506.3

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	103.6	29.2
Accounts payable	98.2	138.7
Other accrued liabilities	151.1	164.3
Liabilities from discontinued operations	4.0	3.7

Total current liabilities	356.9	335.9

Long-term obligations, less current portion	2,303.9	2,382.3
Other non-current liabilities	180.9	199.2

Commitments and contingencies

Total shareholder’s equity	286.4	588.9

Total liabilities and shareholder’s equity	3,128.1	3,506.3

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Six Months Ended December 31, 2008	Six Months Ended December 31, 2007
Cash flows from operating activities
Net cash used in operating activities from continuing operations	(10.4)	(19.1)
Net cash provided by/(used in) by operating activities from discontinued operations	2.1	(0.6)

Net cash provided by (used in) operating activities	(8.3)	(19.7)

Cash flows from investing activities
Acquisition of subsidiaries, net of divestitures and cash acquired	—	—
Proceeds from sale of assets	1.8	0.3
Additions to property and equipment	(29.5)	(37.0)

Net cash used in investing activities from continuing operations	(27.7)	(36.7)
Net cash used in investing activities from discontinued operations	(0.8)	(1.6)

Net cash used in investing activities	(28.5)	(38.3)

Cash flows from financing activities
Net change in short term borrowings	73.5	15.2
Reduction of long term obligations	(11.4)	(11.8)
Equity (redemption)/contribution	(1.3)	14.1

Net cash provided by financing activities from continuing operations	60.8	17.5
Net cash provided by financing activities from discontinued operations	—	—

Net cash provided by (used in) financing activities	60.8	17.5

Effect of foreign currency translation on cash	(10.1)	17.3

Net decrease in cash and equivalents	13.9	(23.2)

Cash and equivalents at beginning of period	72.4	82.7

Cash and equivalents at end of period	86.3	59.5